EXHIBIT 99.1

Stillwater Mining Company Announces Appointment of Peter O'Hagan as a Board Member

BILLINGS, Mont., March 19, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) a leading producer of platinum group metals (PGM's), today announced the appointment of Peter O'Hagan to the Company's Board of Directors, effective March 16, 2015.

Commenting on the appointment, Brian Schweitzer, Chairman of the Board, stated, "Peter has had a long and distinguished career with Goldman Sachs where his leadership as Co-Head of the Global Commodities business brings valuable expertise to our Company. He has a breadth of knowledge that covers the commodities markets including metal sales and trading. As we seek to grow our business and manage our way through volatile metals markets, we are confident that Peter's depth of knowledge and focus on risk management and financial controls will add value to our Company."

Mick McMullen, Chief Executive Officer stated, "I look forward to working with Peter, whose skill set is an exceptional fit for the Company as we build on our strengths. Peter's expertise on the commodities side of the business is especially useful for us as we look to build out this area of our business."

Peter O'Hagan Background

Peter O'Hagan joined KKR in 2014 as an Executive in Residence of the Energy & Infrastructure group following almost 23 years working at Goldman Sachs where he most recently co-headed the global commodities business and served as head of origination and structuring. He began his career at Philipp Brothers in New York and Tokyo. He then joined Goldman Sachs in the metals department in New York in 1991 as an associate.  He became a managing director in 2000, and a partner in 2002. In 2008, Mr. O'Hagan became the founding CEO of Goldman Sachs Bank USA when Goldman became a federally regulated bank holding company (BHC). He led Goldman Sachs Bank, with $110 billion in assets, from its inception in October 2008 to March 2011. He returned to Global Commodities to co-head the business and lead sales and structuring again until the end of 2013. Mr. O'Hagan, based in New York City, holds a B.A., International Relations from the University of Toronto and an M.A. from Johns Hopkins School of Advanced International Studies.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

CONTACT: Mike Beckstead
         (406) 373-8971